Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Semi-Annual Dividend

LAKELAND, Fla., March 7, 2014 - Publix Super Markets Inc. announced its board of directors declared a semi-annual cash dividend of 37 cents per share on its common stock.

The dividend will be payable June 2, 2014, either through direct deposit or mailed as a check to stockholders of record as of the close of business April 30, 2014.

Publix is privately owned and operated by its 166,000 employees, with 2013 sales of $28.9 billion. Currently Publix has 1,077 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 17 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###